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Exhibit 14.1

VERTIS, INC.

CODE OF ETHICS
FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

1. General Statement.

        This Code of Ethics for Principal Executive and Senior Financial Officers (this "Code") of Vertis, Inc. and its subsidiaries (collectively, the "Company") has been designed to comply with applicable requirements of the Sarbanes-Oxley Act of 2002 (the "Act") and the rules promulgated by the Securities and Exchange Commission (the "SEC") thereunder. This Code applies solely to the Principal Executive Officer, Principal Financial and Accounting Officers and Controller of, or persons performing similar functions for, the Company (the "Covered Officers").

        The Company maintains a comprehensive Ethics and Business Code of Conduct for all employees (the "Comprehensive Code"), which applies to all officers and employees of the Company. This Code is supplementary to the Comprehensive Code.

2. Purpose of this Code.

        The purpose of this Code, as mandated by the Act and SEC rules, is to establish standards that are reasonably designed to deter wrongdoing and to promote:

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  Ethical Conduct. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

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  Disclosure. Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submit to, the SEC and in other public communications made by the Company.

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  Compliance. Compliance with applicable governmental laws and rules and regulations.

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  Reporting of Violations. The prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code.

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  Accountability. Accountability for adherence to this Code.

3. Actual and Apparent Conflicts of Interest.

        (a)    Overview. Each Covered Officer owes a duty to the Company to adhere to a high standard of honesty and business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

        A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

        Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Company and may already be subject to conflict of interest provisions in the Comprehensive Code.

        Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and its subsidiaries of which the Covered Officers may also be officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the subsidiaries, or for both), be involved in establishing policies and implementing decisions which will have different effects on these entities. The participation of the Covered Officers in such activities is inherent in the relationship between the Company and its subsidiaries. Such participation is also consistent with the performance by the Covered Officers of their duties as officers of the Company.

        In reviewing the examples of specific types of conflicts of interest set forth below, Covered Officers should keep in mind that such a list does not address every possible scenario. It follows that the overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

        Whenever a Covered Officer is confronted with a conflict of interest situation where he or she is uncertain as to the appropriate action to be taken he or she may consult with the General Counsel or he or she may discuss the matter with the Chairperson of the Audit Committee or another member of the Audit Committee. As set forth below, only the Chairperson of the Audit Committee has the authority to grant a waiver of a conflict of interest.

        (b)    Handling of Specific Types of Conflicts. Each Covered Officer must not:

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  Entertainment. Accept entertainment from any company with which the Company or any of its subsidiaries has current or prospective business dealings, unless such entertainment is in full compliance with the policy on entertainment as set forth in the Comprehensive Code.

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  Gifts. Accept any gifts, except as permitted by the Comprehensive Code.

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  Improper Personal Influence. Use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company.

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  Taking Action at the Expense of the Company. Cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Company.

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  Misuse of Company's Transaction Information. Use knowledge of transactions made or contemplated for the Company to trade personally or cause others to trade in contemplation of the market effect of such transactions.

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  Outside Business Activities. Engage in any outside business activity that detracts from a Covered Officer's ability to devote appropriate time and attention to his or her responsibilities to the Company.

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  Service Providers. Have any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers, other than immaterial interests in vendors that are public companies.

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  Service as a Director or Trustee. Serve as a director, trustee or officer of any public or private company, unless approval is obtained in advance of accepting such a position.

4. Covered Person's Specific Obligations and Accountabilities.

        (a)    Disclosure Requirements and Controls. Each Covered Officer must familiarize himself or herself with the disclosure requirements applicable to the Company and its disclosure controls and procedures.

        (b)    Promotion of Compliance. It is the responsibility of each Covered Officer to promote adherence with the standards and restrictions imposed by all applicable laws, rules and regulations. Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Company and take other appropriate steps with the goal of promoting full, fair, accurate, timely, and understandable disclosure in the reports and documents the

Company files with, or submits to, the SEC, and in other public communications made by the Company.

        (c)    Fair Disclosure. Each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, including to the Company's directors and auditors, and to governmental regulators and self-regulatory organizations.

        (d)    Affirmations. Each Covered Officer must:Upon adoption of this Code, and thereafter, upon becoming a Covered Officer, affirm in writing that he or she has received, read, and understands this Code.

        (e)    Reporting of Material Violations of this Code. If a Covered Officer becomes aware of a material violation of this Code or applicable laws and governmental rules and regulations to the operations of the Company, he or she must promptly report the violation to the Chairperson of the Audit Committee. Failure to report material violations will be considered itself a serious violation of this Code. It is the Company's policy that no retaliation or other adverse action will be taken against any Covered Officer or other employee of the Company who becomes aware of a violation of this Code and reports the violation in good faith.

        (f)    Annual Disclosures. Each Covered Officer must report, at least annually, all affiliations or other relationships related to conflicts of interest as called for in the Company's annual Directors & Officers Questionnaire.

        (g)    Complaints Regarding Accounting Matters. The Audit Committee has established procedures for the submission of complaints submitted by employees, including Covered Officers, regarding the reporting of questionable accounting or auditing matters relating to the Company. Under these procedures, Covered Officers may anonymously submit a complaint via the Financial Whistleblower Hotline at the number listed upon the Company Intranet site. Nothing herein prevents a Covered Officer from reporting such a complaint directly to the CFO, the CEO, any other member of Executive Management, an Audit Committee member or other Board member.

5. Administration of this Code.

        The Audit Committee is responsible for administering this Code and applying its provisions to specific situations in which questions are presented.

        (a)    Waivers and Interpretations. The Chairperson of the Audit Committee has the authority to interpret this Code in any particular situation and to grant waivers where justified.

        (b)    Violations/Investigations. The following procedures will be followed in investigating and enforcing this Code:

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  The Chairperson of the Audit Committee will take or cause to be taken appropriate action to investigate any potential or actual violation reported to him or her.

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  The Chairperson in consultation with the Audit Committee will make a recommendation to the Company's Board of Directors regarding the sanction to be taken with regard to each material violation. Such sanction could include: a letter of censure, a suspension, a fine, termination of officership, or termination of employment. In addition, the violator may be required to surrender any profit realized (or loss avoided) from any transaction that is in violation of this Code.

6. Amendments.

        This Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of the Company's Board of Directors.

7. Internal Use.

        This Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.

Date: February 17, 2004

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  Exhibit 14.1